EXHIBIT 10.2


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It is this 8th day of April,  1998 agreed by and between Carnegie  International
Corporation, with an office and place of business at 11350 McCormick Drive, Suite 1001, Executive Plaza III, Hunt Valley, MD., 21031 (hereinafter called "Corporation"), duly authorized by its Board of Directors, and E. David Gable (hereinafter called "Employee").

Corporation desires to employ Employee as Chairman of the Board of Directors and Chief Operating Officer of the Corporation under the terms and conditions set forth herein and Employee desires to be so employed.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Employment. Corporation agrees to employ Employee and Employee agrees to be so employed in the capacity of Chairman of the Board and Chief Operating Officer. Heretofore, employee has served as a consultant.

2. Term. Employment shall be for a term of five (5) years commencing on April 8, 1998, unless the Employee shall have received written notification from the Board of Directors of Corporation that this Employment Agreement will not be renewed at least 90 days prior to its expiration, then this Agreement shall be extended, without further formalities, on the same terms and conditions.

3. Salary. Corporation shall provide to Employee as a compensation for his services $200,000.00 compensation.

4. Insurance Benefits. The Corporation shall maintain medical and dental insurance programs. The Corporation shall pay 100% of the expense incurred for these for the Employee and his family.

5. Additional Compensation. A performance bonus shall be paid annually. The bonus will be determined and based upon the net profits of the Corporation for each year. Employee will be entitled to a company automobile.

6. Stock Options. Employee shall have the option of purchasing 1,000,000 shares of common stock of the Corporation at the bid price on the date this Agreement is signed, or $.45 per share, upon the following terms and conditions:

    (i) The right to exercise such option to purchase 1,000,000 shares of stock to be issued by the Corporation shall become vested when the Corporation has a consolidated pre-tax net income of $1,000,000 or more in 2 consecutive quarters. These quarters can include the time when employee was a consultant to the Corporation. The above shares shall be part of a qualified stock option plan if one has been established by the Corporation at the time of the exercise of the option.

    (ii) The options must be exercised no later than December 31, 1999 or the options will become void.



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    (iii) In  addition  to the  foregoing,  Employee  shall  have  the  right to purchase an additional 500,000 shares to be issued by the Corporation at $.10 per share upon the Corporation successfully completing an
          Offering  of  5,000,000   shares  of  Corporate  stock  or  $5,000,000
          whichever is lower. These shares will be part of an Unqualified Option Plan.

7. Expenses. Reimbursement. The Corporation shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Employee shall present to the Corporation an itemized account of such expenses in any form required by the Corporation.

8.  Termination. This Agreement may be terminated for the following reasons:

    (a) For Cause: Corporation may terminate this Agreement for cause because of Employee's gross and intentional failure to perform the duties of Chief Operating Officer.

    (b) Disability: Employer shall have the right to terminate this Agreement on 30 days notice to Employee if, because of mental or physical disability Employee shall be determined by competent medical authority to be incapable for a period of 90 days from fully performing any or all of his obligations of his position within the Corporation. In this event Corporation's obligations under this Agreement shall terminate 52 weeks after the determination of such disability.

    (c) Convenience of the Corporation: In the event Employee's employment is terminated by the Corporation for reasons of convenience of the Corporation and not due to any cause as provided above, the Corporation agrees to provide to Employee written notice 90 days prior to the effective date of termination plus five (5) years salary to the balance of salary due under the terms of this Agreement.

9. Indemnity. Corporation shall indemnify Employee and hold him harmless for all acts or decisions made by him in good faith while performing services for the Corporation. Corporation shall use its best efforts to obtain insurance coverage for him covering his acts or decisions during the term of his employment against lawsuits. Corporation shall pay all expenses including attorneys fees actually and necessarily insured by Employee in connection with the defense of such act or decision in any suit or proceeding and in connection with any related appeal including the cost of settlement.

10. Notices. All Notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party.



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    If to the Corporation:

                   Carnegie International Corporation
                   11350 McCormick Rock, Suite 1001
                   Executive Plaza III
                   Hunt Valley, MD  21031

    If to Employee:

                   E. David Gable
                   1612 Lyndale Ct.
                   Bel Air, MD  21014

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

12. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions, or representatives, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by both parties.

13. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

14. Binding Effect. The provisions of this Agreement shall be binding upon the inure to the benefit of both parties and their respective successors and assigns.

In Witness Whereof, Corporation has by its appropriate officers, signed and affixed its seal and Employee has signed and sealed this Agreement.

ATTEST                                 CARNEGIE INTERNATIONAL CORPORATION


/s/                                    By: /s/ Lowell Farkas
                                           Lowell Farkas, President


WITNESS                                EMPLOYEE


/s/                                    By: /s/ E. David Gable
                                           David Pearl



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